Exhibit 10.6

FOREST OIL CORPORATION

2007 STOCK INCENTIVE PLAN

PERFORMANCE UNIT CASH AWARD AGREEMENT

                       , 20

To:

Forest Oil Corporation, a New York corporation (the “Company”), is pleased to grant you an award (the “Award”) to receive an aggregate of                    performance units (each, a “Performance Unit”) in respect of the period                            , 20     through                            , 20      (the “Performance Period”). The Award is subject to your acceptance of and agreement to all the applicable terms, conditions and restrictions described in this Performance Unit Cash Award Agreement (this “Agreement”) and the Forest Oil Corporation 2007 Stock Incentive Plan (as it may be amended from time to time, the “Plan”). A copy of the Plan is available upon request. To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letters capitalized, but that are not otherwise defined in this Agreement, shall have the meanings given to them in the Plan in effect as of the date of this Agreement. The Performance Units contemplated herein are granted as Performance Awards under the Plan and are subject to the award limitations applicable to both awards denominated in shares of the Company’s common stock (the “Common Stock”) and awards denominated in cash that are set forth in Paragraph V(a) of the Plan.

This Agreement sets forth the terms of the agreement between you and the Company with respect to the Performance Units. By accepting this Agreement, you agree to be bound by all of the terms hereof.

1.             Overview of Performance Units.  Each Performance Unit represents a contractual right to receive, in cash, an amount equal to the Fair Market Value of one share of Common Stock, subject to the terms and conditions of this Agreement; provided that, based on the relative achievement against the performance objective outlined in Section 2 below (the “Performance Objective”), the number of Performance Units for which a payment may be made hereunder may range from 0% to 200% of the number of Performance Units stated in the preamble to this Agreement (such stated number of Performance Units hereafter called the “Initial Performance Units”). Your right to receive payment in respect of Performance Units is generally contingent, in whole or in part, upon (i) the achievement of the Performance Objective and (ii) except as provided in Section 4 or Section 5, your continued employment with the Company through the date of the Committee’s certification as set forth in Section 2.

2.             Total Shareholder Return Objective.  The Performance Objective with respect to the Initial Performance Units is based on Total Shareholder Return. “Total

Shareholder Return” shall mean, as to the Company and each of the Peer Companies (as defined below), the annualized rate of return shareholders receive through stock price changes and the assumed reinvestment of dividends paid over the Performance Period. Dividends per share paid other than in the form of cash shall have a value equal to the amount of such dividends reported by the issuer to its shareholders for purposes of Federal income taxation. For purposes of determining the Total Shareholder Return for the Company and each of the Peer Companies, the change in the price of the Common Stock and of the common stock of each Peer Company, as the case may be, shall be based upon the average of the closing stock prices of the Company and such Peer Company over the 20 trading days immediately preceding each of the start (the “Initial Value”) and the end of the Performance Period. The Initial Value of the Common Stock to be used to determine Total Shareholder Return over the Performance Period is $               per share. Achievement with respect to this Performance Objective shall be determined by the Committee based on the Company’s relative ranking in respect of the Performance Period with regard to Total Shareholder Return as compared to Total Shareholder Return of the Peer Companies, and shall be determined in accordance with the applicable table as set forth in Appendix A hereto (subject to adjustment as provided in Appendix A hereto). The applicable table shall be determined based on the number of Peer Companies for the Performance Period. A company shall be a “Peer Company” if it (i) is one of the companies listed on Appendix A hereto and (ii) has a class of common equity securities listed to trade under Section 12(b) of the Exchange Act during each day of the Performance Period. As soon as administratively practicable following the end of the Performance Period (but in no event later than the 15th day of the third calendar month following the calendar month in which the Performance Period ends), the Committee shall certify whether and to the extent that the Performance Objective has been achieved and will determine, in the manner described above, the number of Performance Units, if any, determined to be earned pursuant to the applicable table under Appendix A (as adjusted in the manner provided therein).  The number of Performance Units, if any, determined by the Committee pursuant to the preceding provisions of this Section 2 shall be referred to as the “Earned Performance Units.”

3.             Payment of Cash with respect to Performance Units.  Unless an earlier date applies pursuant to Sections 4(a), 4(b) or 5(b), payment in respect of Earned Performance Units shall be made not later than the 15th day of the third calendar month following the calendar month in which the Performance Period ends. All payments in respect of Earned Performance Units shall be made in cash. Neither this Section 3 nor any action taken pursuant to or in accordance with this Section 3 shall be construed to create a trust of any kind.

4.             Termination of Employment.

(a)           Death or Disability. In the event that your employment with the Company terminates during the Performance Period due to your death or Disability (as defined below), then the date of such termination of your employment shall be deemed the end of the Performance Period and you will be paid an amount of cash equal to the product of:

(i)            the Fair Market Value of a share of Common Stock on the date of such termination multiplied by the number of Initial Performance Units, multiplied by (ii) a fraction, the numerator of which shall be the number of full months during the

Performance Period during which you were employed by the Company (counting the month in which your termination of employment occurs as a full month), and the denominator of which is 36.

(b)           Involuntary Termination.  In the event that your employment with the Company terminates during the Performance Period due to your Involuntary Termination (as defined below), then you will be paid an amount of cash equal to the product of the number of Performance Units that would have become Earned Performance Units in accordance with the provisions of Section 2 and the Fair Market Value on the date of your Involuntary Termination, assuming that:

(i)            the Performance Period ended on the date of your Involuntary Termination; and

(ii)           the determination of whether, and to what extent, the Performance Objective is achieved, is based on actual performance against the stated performance criteria through the date of your Involuntary Termination.

Payments of Cash determined to be earned by reason of this Section shall be made not later than the 15th day of the third calendar month following the Involuntary Termination of your employment.

(c)           Other Termination of Employment. Unless otherwise determined by the Committee at or after grant, in the event that your employment with the Company terminates prior to the end of the Performance Period for any reason other than those listed in Sections 4(a) or 4(b), all of your Performance Units shall terminate and automatically be canceled upon such termination of employment.

(d)           Definitions of Disability and Involuntary Termination.  As used in this Agreement, the term “Disability” (i) shall have the meaning given such term in the Severance Agreement between you and the Company in effect as of the grant date specified above, as the same may be amended or superseded from time to time (the “Severance Agreement”), or (ii) if there is no Severance Agreement or the Severance Agreement contains no such definition, shall mean that as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties for six consecutive months, and you shall not have returned to full-time performance of your duties within 30 days after written notice of termination is given to you by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).  As used in this Agreement, the term “Involuntary Termination” (x) shall have the meaning given such term in the Severance Agreement, or (y) if there is no Severance Agreement or the Severance Agreement contains no such definition, shall mean any termination of your employment with the Company which does not result from your resignation; provided, however, that the term “Involuntary Termination” shall not include a termination as a result of death, Disability, or a termination of your employment by the Company by reason of your unsatisfactory performance of your duties, to be determined by the Company in its sole discretion, or by reason of your final conviction of a misdemeanor involving moral turpitude or a felony.

(e)           Termination of Employment. For all purposes of this Agreement, you will be considered to have terminated from employment with the Company when you incur a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder.

5.             Change in Control.

(a)           Continuous Employment.  Notwithstanding the provisions of Section 1 through Section 4 hereof, if you have been continuously employed from the grant date specified above until the date that a Change of Control (as defined below) occurs (the “Change of Control Date”), and either (x) in connection with the Change of Control, the Successor Corporation (as defined below) does not assume, convert or replace this Agreement with an agreement substantially the same in all material economic respects, or (y) this Agreement is assumed, converted or replaced by the Successor Corporation in connection with a Change of Control but you are Involuntarily Terminated at any time following such Change of Control but before the 15th day of the third calendar month following the calendar month in which the Performance Period ends, then, you will be paid an amount of cash equal to the product of the Fair Market Value of one share of Common Stock on the date of the Change of Control and the number of Performance Units that would have become Earned Performance Units in accordance with the provisions of Section 2 and determined as follows:

(i)            if the payment pursuant to this Section 5(a) is being made because the Successor Corporation has not assumed, converted or replaced this Agreement with an agreement substantially the same in all material respects, the payment of cash shall be determined assuming that:

(A)          the Performance Period ended on the Change of Control Date; and

(B)          the determination of whether, and to what extent, the Performance Objective is achieved, is based on actual performance against the stated performance criteria through the Change of Control Date; or

(ii)           if the payment pursuant to this Section 5(a) is being made due to you being Involuntarily Terminated following the Change of Control but before the 15th day of the third calendar month following the calendar month in which the Performance Period ends, the payment of cash shall be determined assuming that:

(A)          the Performance Period ended on the date of your Involuntary Termination; and

(B)          the determination of whether, and to what extent, the Performance Objective is achieved, is based on actual performance against the stated performance criteria through the date of your Involuntary Termination.

(b)           Time and Form of Payment.  Any amount payable pursuant to this Section 5 shall be paid immediately following (and not later than five business days after) (i) if the payment is made pursuant to Section 5(a)(i) above, the Change of Control Date, or (ii) if the payment is made pursuant to Section 5(a)(ii) above, the date of your Involuntary Termination. As used herein, the term “Successor Corporation” shall mean the surviving corporation, other than the Company or any of its affiliates, pursuant to a merger, reclassification, reorganization or other similar transaction pursuant to which the Common Stock is exchanged for stock of the surviving corporation in such merger, the successor to such corporation or the direct or indirect parent of such a corporation.

(c)           Definition of Change of Control.  As used in this Agreement, the term “Change of Control” (i) shall have the meaning given such term in the Severance Agreement, or (ii) if there is no Severance Agreement, shall mean the occurrence of any one or more of the following events:

(i)            The Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company);

(ii)           The Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company);

(iii)          The Company is to be dissolved and liquidated;

(iv)          Any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 30% of the outstanding shares of the Company’s voting stock (based upon voting power); or

(v)           As a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

Notwithstanding the foregoing, the term “Change of Control” shall not include any reorganization, merger or consolidation involving solely the Company and one or more previously wholly-owned subsidiaries of the Company.

6.             Forfeiture under Certain Circumstances.  Notwithstanding any provision herein to the contrary, the Committee may terminate your Award if it determines that you have engaged in material misconduct. Material misconduct includes conduct adversely affecting the Company’s reputation, financial condition, results of operations or prospects, or which constitutes fraud or theft of Company assets.  If such material misconduct results, directly or indirectly, in any restatement of the Company’s financial information after an amount has been paid to you with respect to the Award, then the Committee also may require you to reimburse the Company for all or a portion of such payment amount. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used in the determination of the amount paid to you under the Award, then the Committee may take such action, in its sole discretion, as it deems necessary to adjust such amount.

7.             Nontransferability of Awards. The Performance Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following your death, any cash payable in settlement of Performance Units will be paid at the time specified in Section 3, Section 4 or, if applicable, Section 5, to your beneficiary in accordance with, and subject to, the terms and conditions hereof and of the Plan.

8.             Beneficiary Designation. You may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom shall be paid under this Agreement following your death any cash payable hereunder in respect of your Performance Units at the time specified in Section 3, Section 4 or, if applicable, Section 5. Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during your lifetime. In the absence of any such effective designation, cash payable in connection with your death shall be paid to your surviving spouse, if any, or otherwise to your estate.

9.             Adjustments in Respect of Performance Units. In the event of any common stock dividend or common stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of shares, or other similar corporate change with regard to the Company or any Peer Company, appropriate adjustments shall be made by the Committee to the Initial Value of the corresponding common stock, and, if any such event occurs with respect to the Company, in the aggregate number of Performance Units subject to this Agreement. The Committee’s determination with respect to any such adjustment shall be conclusive.

10.          Effect of Settlement. Upon the payment of cash in settlement of your Performance Units pursuant to Section 3, Section 4 or Section 5, all of your Performance Units subject to the Award shall be cancelled and terminated. If and to the extent that you are still employed at the end of the Performance Period, and none of your Performance Units shall have become earned in accordance with the terms of this Agreement, all such Performance Units subject to the Award shall be cancelled and terminated.

11.          Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

12.          Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

13.          Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree with the Company that you will keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

14.                               Payment of Taxes.  The Company may from time to time require you to pay to the Company (or an Affiliate if you are an employee of an Affiliate) the amount that the Company deems necessary to satisfy the Company’s or its Affiliate’s current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding, the Company shall withhold from any amount payable to you hereunder an amount of cash necessary to satisfy the Company’s obligation to withhold taxes.

15.                               Right of the Company and Affiliates to Terminate Your Employment. Nothing contained in this Agreement shall confer upon you the right to continue in the employ of the Company or any Affiliate, or interfere in any way with the rights of the Company or any Affiliate to terminate your employment at any time.

16.                               No Liability for Good Faith Determinations.  Neither the Company nor the members of the Board and the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.

17.                               No Guarantee of Interests. The Board, the Committee and the Company do not guarantee the Common Stock of the Company from loss or depreciation.

18.                               Company Records. Records of the Company or its Affiliates regarding your period of employment, termination of employment and the reason therefore, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

19.                               Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

20.                               Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change, at any time and from time to time, by written notice to the other, the address which it or you had previously specified for receiving notices.

The Company and you agree that any notices shall be given to the Company or to you at the following addresses:

Company:	Forest Oil Corporation
Attn: Corporate Secretary
707 17th Street, Suite 3600
Denver, Colorado 80202

Holder:	At your current address as shown in the Company’s records.

21.                               Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.

22.                               Successor.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

23.                               Headings.  The titles and headings of Sections and paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

24.                               Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of New York except to the extent New York law is preempted by federal law. The obligation of the Company to sell and deliver Common Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Common Stock.

25.                               Execution of Receipts and Releases. Any payment of cash to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefore in such form as it shall determine.

26.                               Amendment. This Agreement may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws and does not reduce any rights or benefits you have accrued pursuant to this Agreement. This Agreement may also be amended at any time unilaterally by the Company to the extent the Company believes in good faith that such amendment is necessary or advisable to bring this Agreement into compliance with any applicable laws, including Section 409A of the Code.

27.                               The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

28.                               No Shareholder Rights.  The Performance Units represent an unsecured and unfunded potential right to receive a cash payment, which right is subject to the terms, conditions and restrictions set forth in this Agreement and the Plan.  Accordingly, the Employee will have no rights as a shareholder with respect to any shares covered by Performance Units granted under this Agreement.  Without limiting the scope of the preceding sentence, the Employee will have no rights to vote or receive dividend equivalents with respect to any shares covered by Performance Units granted under this Agreement.

29.                               Parachute Payment.  If, in connection with a Change of Control, the accelerated vesting of one or more Performance Units pursuant to this Agreement comprises part of any “parachute payment” as defined in Code Section 280G(a)(2), the number of Performance Units to which such accelerated vesting would otherwise apply may be reduced in accordance with the terms of the Severance Agreement, to the extent applicable.

If you accept this Performance Unit Cash Award Agreement and agree to its terms and conditions, please so confirm by signing and returning the duplicate of this Agreement enclosed for that purpose.

Very Truly Yours,

FOREST OIL CORPORATION

By:
Name:
Title:
Date:

ACKNOWLEDGED AND AGREED:

By:
Name:

Appendix A

Determination of Performance Units Earned

Peer Companies:                                                                                                    SM Energy Company

Exco Resources, Inc.

Ultra Petroleum Corporation

Cimarex Energy Company

Range Resources Corporation

Cabot Oil & Gas Corporation

Comstock Resources, Inc.

Quicksilver Resources, Inc.

Bill Barrett Corporation

Rosetta Resources

Swift Energy Company

Carrizo Oil & Gas, Inc.

If during the Performance Period the number of companies qualifying as Peer Companies for the Performance Period becomes less than seven, the Committee shall, in good faith, determine the percentage of the Performance Units earned in a manner consistent with the requirements to qualify the Performance Units as performance-based compensation exempt from the limitations imposed by Section 162(m) of the Code.

Percentage of Initial Performance Units Earned:

The
Company’s
Rank Among	No. of Peer Companies
Peers	12	11	10	9	8	7
1	200%	200%	200%	200%	200%	200%
2	183%	182%	180%	178%	175%	171%
3	167%	164%	160%	156%	150%	143%
4	150%	145%	140%	133%	125%	114%
5	133%	127%	120%	111%	100%	86%
6	117%	109%	100%	89%	75%	57%
7	100%	91%	80%	67%	50%	28%
8	83%	73%	60%	45%	25%	0%
9	67%	55%	40%	22%	0%
10	50%	36%	20%	0%
11	33%	18%	0%
12	17%	0%
13	0%

Adjustment Rules:

Notwithstanding the table above, the following additional rules shall apply in determining the Percentage of Initial Performance Units Earned under the applicable table:

1.                                      If the Total Shareholder Return of one or more Peer Companies included in the applicable table above is within one percentage point of the Company’s Total Shareholder Return, then such table shall be applied by averaging the percentages that would apply under such table based on the Company’s actual rank against the Peer Companies and as if the Company’s ranking was switched with each such Peer Company that is within such one percentage point range;

2.                                      If the Company’s Total Shareholder Return is negative, then the percentage shall be the percentage determined under the table above (determined after adjustment pursuant to clauses 1 and 2 of this paragraph, as applicable).